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Exhibit 10.3

UTI Corporation
2000 Stock Option and Incentive Plan
Non-Incentive Stock Option Agreement

Option Number:

Grant Date:

Stock Option Exercise Price:

Last Date to Exercise:            1/

Number of Shares of Common Stock
Covered by Grant of Options:

Name of Optionee:

We are pleased to inform you that the Board of Directors (the "Board") has granted you an option to purchase UTI Corporation common stock, par value $.01 ("Stock"). Your grant has been made under the UTI Corporation 2000 Stock Option and Incentive Plan (the "Plan"), which, together with the terms contained in this Agreement, sets forth the terms and conditions of your grant and is incorporated herein by reference. A copy of the Plan is attached. Please review it carefully. If any provisions of the Agreement should appear to be inconsistent with the Plan, the Plan will control.

This stock option grant has been executed and delivered as of on behalf of UTI Corporation

Name: Title:

ACCEPTED AND AGREED TO:

This is not a stock certificate or a negotiable instrument. Non-Transferable.

Certain events can cause an earlier termination of the Option. See "Exercise" below.

1.     Vesting:

        The Option is vested as to 100% of the shares of Stock purchasable pursuant to the Option upon execution of this Agreement.

2.     Exercise:

        You may exercise this Option, in whole or in part, to purchase a whole number of vested shares of not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the Option, by following the exercise procedures as set forth in the Plan. All exercises must take place before the Last Date to Exercise, or such earlier date following your death, disability or your ceasing to provide services as described below under "Service Requirements." The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option. Section 18 of the Plan provides a description of certain events involving a change in control of the Company that may cause your Option to terminate before the Last Date to Exercise.

3.     Service Requirements:

        If you cease to provide services to the Company or its affiliates, you or your estate will have twelve (12) months from the later of (i) the cessation of your provision of services to the Company and (ii) the date the Stock become publicly traded as described in Section 5(f). The Board shall have the authority, in its sole discretion, to determine if you have ceased to provide services to the Company or its affiliates.

4.     Taxes and Withholding:

        This Option shall not constitute an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. In the event that the Company or any of its affiliates determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or an affiliate.

5.     Non-transferability:

        a.    General.    During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the Option and no Option shall be assignable or transferable by you, other than by will or the laws of descent and distribution.

        b.    Right of First Refusal.    You (or such other individual who is entitled to exercise an Option) may not sell, pledge, assign, gift, transfer, or otherwise dispose of any shares of Stock acquired pursuant to an Option to any person or entity without first offering such shares to the Company for purchase on the same terms and conditions as those offered the proposed transferee. The Company may assign its right of first refusal under this Section 5(b), in whole or in part, to (1) any holder of stock or other securities of the Company (a "Stockholder"), (2) any affiliate or (3) any other person or entity that the Board determines has a sufficient relationship with or interest in the Company. The Company shall give reasonable written notice to you of any such assignment of its rights. The restrictions of this Section 5(b) re-apply to any person to whom Stock that was originally acquired pursuant to an Option is sold, pledged, assigned, bequeathed, gifted, transferred or otherwise disposed of, without regard to the number of such subsequent transferees or the manner in which they acquire the Stock, but the restrictions of this Section 5(b) do not apply to a transfer of Stock that occurs as a result of your death or the death of any subsequent transferee (but shall apply to the executor, the administrator or personal representative, the estate, and the legatees, beneficiaries and assigns thereof).

        c.    Company's Repurchase Rights.    Upon the termination of your employment or other relationship with the Company or an affiliate, the Company shall have the right, for a period of up to twelve months following such termination, to repurchase any or all of the shares acquired by you or your transferee pursuant to this Option (including shares that were previously transferred pursuant to Sections 5(b) above), at a price equal to the fair market value, as defined in Section 5(e) hereof, of such shares on the date of termination. Upon the exercise of an Option following termination of your employment or other relationship with the Company or an affiliate, the Company shall have the right, for a period of up to twelve months following such exercise, to repurchase any or all such shares of Stock acquired by you pursuant to such exercise of such Option at a price that is equal to the fair market value, as defined in Section 5(e) hereof, of such shares (including shares that were previously transferred pursuant to Section 5(b) above) on the date of exercise. In the event that the Company determines that it cannot or will not exercise its rights to purchase Stock under this Section 5(b), in whole or in part, the Company may assign its rights, in whole or in part, to (1) any Stockholder, (2) any affiliate or (3) any other person or entity that the Board determines has a sufficient relationship with or interest in the Company. The Company shall give reasonable written notice to the individual of any assignment of its rights.

        d.    Installment Payments.    In the case of any purchase of Stock under this Section 5, at the option of the Company or its permitted assignee, the Company or its permitted assignee may pay you, the transferee of the Option or other registered owner of the Stock the purchase price in three or fewer annual installments. Interest shall be credited on the installments at the applicable federal rate (as determined for purposes of Section 1274 of the Code) in effect on the date on which the purchase is made. The Company or its permitted assignee shall pay at least one-third of the total purchase price each year, plus interest on the unpaid balance, with the first payment being made on or before the 60th day after the purchase.

        e.    Fair Market Value.    As used in this Section 5 and notwithstanding anything to the contrary in the Plan, the term "fair market value" shall mean the price per share established pursuant to an applicable appraisal, as hereinafter defined, prepared by a Board-appointed independent appraiser who satisfies the requirements that would be applicable under section 401(a)(28)(C) of the Code if this was an employee stock ownership plan. To be an applicable appraisal, the appraisal must have been completed as of a date no more than six (6) months before or after the date of the event giving rise to the necessity of determining the fair market value of shares of Stock hereunder, as the Board shall determine in good faith.

        f.    Publicly Traded Stock.    If the Stock is listed on an established national or regional stock exchange or is admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market, the foregoing transfer restrictions of Sections 5(b) and 5(c) shall terminate as of the first date that the Stock is so listed, quoted or publicly traded.

6.     Market Standoff Agreement:

        In connection with the initial public offering of the Company's securities and upon request of the Company or the underwriters managing such underwritten offering of the Company's securities, you (or your transferee) agree not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares of Stock acquired pursuant to this Option (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company's initial public offering.

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  Exhibit 10.3
UTI Corporation 2000 Stock Option and Incentive Plan Non-Incentive Stock Option Agreement